Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is executed as of November 21, 2019, between Geospace Technologies Corporation (the “Company”) and Thomas T. McEntire (“Consultant”). The Company and Consultant are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WHEREAS, Consultant plans to end his full-time employment with the Company as of December 31, 2019;

WHEREAS, the Company desires to retain Consultant as an independent contractor to be beginning as of January 1, 2020 (the “Effective Date”) to provide certain services in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, Consultant wishes to render such services in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, for valuable consideration given and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, do hereby agree as follows:

I.	INDEPENDENT CONTRACTOR STATUS

Section 1.1 Independent Contractor Status and Purpose. The Company hereby retains Consultant to provide the services set forth in Exhibit A hereto during the Term (defined below). Consultant shall perform such services for the Company as an independent contractor and not as an agent, employee, joint venturer, partner, or other position. Consultant shall not have the authority to bind the Company in any way.

Section 1.2 No Provision of Facilities and Equipment. Consultant shall provide at his own expense his office or place of business, any necessary equipment (including, without limitation, computers, printers, and fax machines), office supplies, and other miscellaneous materials; provided that the Company may, in its sole discretion, permit Consultant to use the Company’s computer equipment, computer systems, and an assigned office at the Company’s premises.

II.	TERM; TERMINATION

Section 2.1 Term. This Agreement shall commence on the Effective Date and shall continue for one year, renewing automatically for subsequent one year terms thereafter (the “Term”), unless either party provides written notice to the other of its intent to terminate this Agreement not less than 30 days before the end of the then current Term.

Section 2.2 Termination. Notwithstanding the foregoing, the Company shall have the right to immediately terminate this Agreement for cause or discontinue any payments hereunder if Consultant breaches any provision of this Agreement, including Exhibit A and Exhibit B and any amendments thereto.

III.	PAYMENT FOR SERVICES

Section 3.1 Payment. The Company shall pay Consultant for services rendered as described herein in accordance with Exhibit A to this Agreement.

Section 3.2 No Required Expense Reimbursement. The Company is not required to compensate Consultant for any expenses unless jointly agreed by the parties in writing. If the Company does agree to reimburse Consultant for a specific expense, then this expense must be reasonable and subject to the same expense reimbursement policies to which employees of the Company are subject.

Section 3.3 No Benefits. Except as otherwise provided in Section 4.1 with respect to previously granted and unvested awards under the Plan, Consultant shall not be entitled to participate in any insurance or other benefit programs which may be applicable to employees of the Company. The Company is not providing to Consultant any health insurance, worker’s compensation insurance, unemployment insurance, retirement plans, or any other benefits.

Section 3.4 No Vacation; Sick Leave. The Company shall not pay Consultant for any vacations, sick leave, or other leave.

IV.	TREATMENT OF OUTSTANDING EQUITY AWARDS.

Section 4.1 Continued Vesting of Outstanding Equity Awards. For purposes of the restricted stock and restricted stock unit awards set forth in Exhibit B hereto (the “Equity Awards”) that were previously granted to Consultant under the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”), the Company agrees to treat Consultant’s service under this Agreement as a continuation of his employment relationship with the Company and, as a result, the Company has agreed that Consultant will not incur a “Termination of Employment” (as that term is defined in the Plan) under the Plan and the Equity Awards during the period he provides services under this Agreement and that his service under this Agreement will be treated as service with the Company for purposes of vesting of Consultant’s rights under the Equity Awards.

V.	CONSULTANT OBLIGATIONS

Section 5.1 Taxes. For any payments received by Consultant under this Agreement, Consultant acknowledges that he is responsible for all applicable city, state, federal, and other taxes as required pursuant to any law or governmental regulation or ruling. Consultant acknowledges that the Company is not withholding any taxes from the payments made to Consultant under this Agreement. The Company shall report all compensation paid to Consultant hereunder on an IRS Form 1099-Misc. For the avoidance of doubt, Consultant and the Company acknowledge and agree that all payments under the Equity Awards will be treated as compensation paid to an employee and the Company will withhold all applicable taxes as contemplated in the Equity Awards.

VI.	UNAUTHORIZED DISCLOSURE

Section 6.1 Unauthorized Disclosure. Consultant agrees and understands that during the duration of this Agreement and Consultant’s history with the Company, Consultant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Consultant agrees that at all times during the duration of this Agreement, Consultant shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) other than in connection with his provision of consulting services to the Company without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his provision of consulting services to the Company, unless required by law to disclose such information, in which case Consultant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, to the extent requested by the Company, Consultant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Consultant during the duration of this Agreement, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that Consultant may retain his full rolodex or similar address and telephone directories.

VIII.	MISCELLANEOUS

Section 8.1 Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed for all purposes by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof, and venue shall be fixed solely and exclusively in Harris County, Texas.

Section 8.2 Successors/Assignment. Consultant acknowledges and agrees that this Agreement shall be binding upon Consultant and inure to the benefit of the Company. This Agreement is personal to Consultant, who shall not be entitled to assign, transfer, or charge any of its rights or obligations under this Agreement, or sub-contract or otherwise delegate any of its rights or obligations to any third party without the written consent of the Company.

Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by e-mail transmission (with evidence of transmission from the sender) or by registered or certified mail (postage prepaid, return receipt requested). Actual notice is sufficient to be notice hereunder. Such communications must be sent to the respective parties at the following addresses:

If to the Company to:	Geospace Technologies Corporation
7007 Pinemont Drive
Houston, Texas 77040
Attn: CEO
E-mail: rwheeler@geospace.com

If to Consultant to:	The address set forth under Consultant’s name
on the signature page hereto

Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

Section 8.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

Section 8.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Section 8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 8.8 Affiliate. As used in this Agreement, “affiliate” shall mean any Person which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 8.9 Termination. Except as otherwise provided in this Agreement, termination of this Agreement pursuant to the provisions of Article II hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and obligations set forth in Articles VI and VII hereof.

Section 8.10 Interpretations. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the word “days” means calendar days; (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (e) the word “any” means any and all; (f) references to any gender shall include each other gender as the context requires; (g) references to the Company are also to its permitted successors and assigns; and (f) all italics are used for emphasis only. Unless the context otherwise requires, any reference herein: (x) to Exhibit A means Exhibit A to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Exhibit A referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein.

Section 8.11 Entire Agreement. This Agreement and the documents contemplated herein constitutes the entire agreement of the parties with respect to the subject of this Agreement.

Section 8.12 Modifications. No modifications of this Agreement shall be effective unless in writing signed by both parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

CONSULTANT

/s/ Thomas T. McEntire
Thomas T. McEntire

Address for Notice:
15111 Claycreste Ct.
Cypress, TX 77429

E-mail: #######

GEOSPACE TECHNOLOGIES CORPORATION

By:	/s/ Walter R. Wheeler
Name:	Walter R. Wheeler
Title:	President & Chief Executive Officer

[Signature Page to Consulting Agreement]

EXHIBIT A

SCOPE OF SERVICES AND COMPENSATION

1. Scope of Services. Consultant’s services shall include, but are not limited to, staying abreast of the Company’s affairs, reviewing the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), reviewing monthly reports, and making himself available to meet with the Company if necessary. Consultant shall provide such other consulting services to the Company on an as requested basis.

2. Compensation. In consideration of Consultant providing the services to the Company as outlined herein, the Company agrees to pay Consultant a fee equal to $250.00 per hour during which Consultant is engaged in providing the services. Consultant shall prepare and submit invoices each month showing in reasonable detail any services performed and time spent on such services under this Agreement. Payment of such invoices shall be due thirty days after receipt by the Company.

[Exhibit A to Consulting Agreement]

EXHIBIT B

LIST OF UNVESTED EQUITY AWARDS

1.	Employee Restricted Stock Unit Award Agreement effective as of November 27, 2018 (time vested)

2.	Employee Restricted Stock Unit Award Agreement effective as of November 27, 2018 (performance vested)

3.	Award of Restricted Stock effective as of November 16, 2017

4.	Award of Restricted Stock effective as of November 16, 2016

[Exhibit B to Consulting Agreement]